EXHIBIT 5.1

May 8, 2007

HNI Corporation
408 East Second Street
P.O. Box 1109
Muscatine, IA 52761-0071

Ladies and Gentlemen:

Re: Registration Statement on Form S-8

We have acted as special counsel for HNI Corporation, an Iowa corporation (the "Corporation"), in connection with the HNI Corporation 2007 Stock-Based Compensation Plan (the "Plan"). In rendering this opinion, we have examined such documents and records, including an examination of originals or copies certified or otherwise identified to our satisfaction, and matters of law as we have deemed necessary for purposes of this opinion.

ASSUMPTIONS

In all examinations of such documents, we have assumed the legal capacity of all natural persons executing the documents, the genuineness of all signatures, the authenticity and completeness of original and certified documents and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, certificates from public officials and representatives of the Corporation.

OPINIONS

        Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that the shares of the Corporation's Common Stock, $1.00 par value (the "Common Stock"), that may be issued or transferred and sold pursuant to the Plan and the authorized forms of stock options, restricted stock or other applicable award agreements will be, when issued or transferred and sold in accordance with such Plan and agreements, legally issued, fully paid and nonassessable, provided that such consideration is at least equal to the stated par value of the shares.

QUALIFICATIONS

The opinions set forth above are subject to the following qualifications:

Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the Iowa Business Corporation Act, including the applicable provisions of the Iowa Constitution and the reported judicial decisions interpreting such law. We express no opinion with respect to any other law of the State of Iowa or any other jurisdiction.

We have assumed that the resolutions authorizing the Corporation to issue and sell the Common Stock pursuant to the Plan will be in full force and effect at all times at which such shares of Common Stock are issued or sold by the Corporation, and the Corporation will take no action inconsistent with such resolutions.

Our opinions are limited to those expressly set forth herein, and we express no opinions by implication.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Corporation to effect registration of the shares to be issued or transferred and sold pursuant to the Plan under the Securities Act of 1933 (the "Act"). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours, STANLEY, LANDE & HUNTER

By:	/s/ David J. Meloy
David J. Meloy